Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
FINTECH ACQUISITION CORP.
          FinTech Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
          1. The name of the Corporation is FinTech Acquisition Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 12, 2008.
          2. This Amended and Restated Certificate of Incorporation of FinTech Acquisition Corp. has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.
          3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.
          4. The text of the Certificate of Incorporation is hereby amended and restated to read, in its entirety, as follows:
     FIRST: The name of the corporation is FinTech Acquisition Corp. (the “Corporation”).
     SECOND: The registered office of the Corporation is located at 110 S. Poplar Street, Suite 101, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address in charge thereof is Andrew M. Lubin.
     THIRD: Subject to Article Sixth, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”); provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, on and after the Termination Date, the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders of the Corporation, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share (the “Preferred Stock”).
          (A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices as shall be set forth in the Preferred Stock Designation; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as shall be set forth in the Preferred Stock Designation; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation as shall be set forth in the Preferred Stock Designation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments as shall be set forth in the Preferred Stock Designation; or (v) entitled to vote separately as a class, together with the Common Stock as a single class, or both separately as a class and together with the Common Stock as a single class as shall be set forth in the Preferred Stock Designation. The Corporation may not issue Preferred Stock which participates in the proceeds of the Trust Account (as defined below) or which votes as a class with the Common Stock on the Business Combination (as defined below). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
          (B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
     FIFTH: The Corporation’s existence shall terminate on [___], 2010 (the “Termination Date”). In the event that the Corporation submits an initial Business Combination (as defined below) to its stockholders for a vote pursuant to Paragraph (A) of Article Sixth below, it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence. This provision shall not be amended other than pursuant to the preceding sentence.
     SIXTH: The provisions of this Article Sixth shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and shall terminate upon the consummation of any Business Combination, and may not be amended prior to the consummation of a Business Combination without the unanimous consent of the holders of all the Corporation’s outstanding shares of Common Stock. A “Business Combination” shall mean the Corporation’s initial business combination, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more businesses or assets (collectively, the “Target Business”), having individually or collectively, a fair market value of at least 80% of the balance in the Trust Account (as defined below) (net of amounts theretofore disbursed to the Corporation for working capital purposes to a maximum of $2,000,000, in accordance with Paragraph (B) below, and excluding the amount of the underwriters’ deferred discounts and commissions of $3,500,000, or $4,025,000 if the over-allotment option is exercised in full as set forth in the Underwriting Agreement (the “Underwriting Agreement”) between the Corporation and UBS Securities LLC, acting as representative of the several underwriters (the “Underwriters”), and taxes payable, held in the Trust Account) at the time of the business combination.
For purposes of this Article Sixth, fair market value of the Target Business shall be determined by the Board of Directors based upon standards generally accepted by the financial community. If the Board of Directors is unable independently to determine that the Target Business has a fair market value meeting the threshold criterion, or if one of the Corporation’s executive officers or directors, or The Bancorp, Inc. (“Bancorp”) or its or the Corporation’s affiliates has a financial interest in the Target Business, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) with respect to the fair market value of the Target Business. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business if its Board of Directors independently determines that the Target Business has sufficient fair market value to meet the threshold criterion and if none of the Corporation’s executive officers or directors, or Bancorp or its or the Corporation’s affiliates has a financial interest in the Target Business.
          (A) Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which would require such stockholder approval under the DGCL. The Corporation shall be authorized to consummate the Business Combination if (i) a majority of shares of Common Stock issued in the Corporation’s initial offering to the public (the “IPO”) of units, consisting of one share of Common Stock and one warrant to purchase one share of Common Stock, as set forth in the Corporation’s registration statement (the “Registration Statement”) on

Form S-1, registration no. 333-149977 (excluding shares issuable upon exercise of the warrants) (the “IPO Shares”) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, and (ii) stockholders owning no more than 30% (minus one share) of the IPO Shares vote against the Business Combination and exercise their conversion rights described in Paragraph (C) below. Following the consummation of a Business Combination, stockholder approval for future business combinations or other similar transactions shall not be required, except as otherwise required pursuant to applicable law.
          (B) Immediately upon completion of the IPO, $99,000,000 ($113,475,000 if the over-allotment option granted to the Underwriters under the Underwriting Agreement (the “Over-allotment Option”) is exercised in full), comprising (i) $92,200,000 of the net proceeds of the IPO, (ii) $3,500,000 of deferred underwriting discounts and commissions (or $4,025,000 if the Over-allotment Option is exercised in full) and (iii) $3,300,000 of the proceeds from the sale of private placement warrants,to TBBK Acquisitions I, LLC (as set forth in the Registration Statement), will be placed into the trust account (the “Trust Account”) established by the Corporation pursuant to an investment management trust agreement between the Corporation and American Stock Transfer & Trust Company, as trustee (the “Trust Agreement”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of the consummation of a Business Combination or the liquidation of the Corporation as described in Paragraph (D) below; provided, however, that the Corporation shall be entitled to withdraw interest income earned on amounts deposited in the Trust Account from such Trust Account (i) in such amounts as may be required to pay taxes on such income earned on amounts deposited in the Trust Account or any other federal, state or local tax obligations in respect of the Trust Account, (ii) amounts necessary to satisfy the exercise of stockholder conversion rights pursuant to Paragraph (C) below and (iii) up to an aggregate of $2,000,000 of income, after taxes payable, earned on amounts deposited in the Trust Account for working capital purposes, in each case in the manner specified in the Trust Agreement.
          (C) At the time the Corporation seeks stockholder approval of its initial Business Combination, each holder of IPO Shares that votes against such Business Combination shall have the right, if the Business Combination is consummated and such holder holds shares of Common Stock on the date on which the Business Combination is consummated, to convert the shares of Common Stock held by such holder into a cash amount per share equal to the quotient determined by dividing (i) the aggregate amount then on deposit in the Trust Account (net of amounts disbursed to the Corporation for working capital purposes to a maximum of $2,000,000 in accordance with Section 6.3 above, and excluding the amount of the underwriters’ deferred discounts, commissions and taxes payable held in the Trust) and calculated as of two business days prior to the consummation of the Business Combination by (ii) the total number of IPO Shares; provided, however, that any holder of IPO Shares, together with any affiliates of such holder or any other persons with whom such holder is acting in concert or as a “group”

(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), may collectively only exercise conversion rights with respect to up to 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares). A holder of IPO Shares will not be permitted to exercise any conversion rights unless such holder meets the requirements for the exercise of such conversion rights set forth in the proxy statement sent to the stockholders relating to the approval of a proposed initial Business Combination. Each holder of IPO Shares that does not exercise conversion rights will retain its interest in the Corporation and shall be deemed to have given its consent to the release to the Corporation of all funds in the Trust Account not required to satisfy the exercise of conversion rights. Such funds shall be released from the Trust Account concurrently with the consummation of the initial Business Combination. Payment of amounts necessary to satisfy the conversion rights exercised shall be made no later than three business days after the consummation of the initial Business Combination and the delivery of shares by the holders of IPO Shares exercising conversion rights. Following payment to holders of IPO Shares exercising their conversion rights, any remaining funds in the Trust Account shall be released to the Corporation. If such Business Combination is not consummated, a holder’s conversion right with respect thereto shall terminate.
          (D) In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers and directors of the Corporation shall take all such action necessary to liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so liquidated, only the holders of IPO Shares as of the Termination Date shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.
          (E) A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder of IPO Shares demands conversion of its shares in accordance with Paragraph (C) above (and such right shall not have terminated in accordance with Paragraph (C), above) or (ii) the Corporation has not consummated a Business Combination by the Termination Date as described in Paragraph (D) above, in which case distributions may be made without regard to whether the Corporation has been dissolved and liquidated. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.
          (F) Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transactions, reorganization or similar transaction or otherwise. The Corporation will not enter into an initial Business Combination with any Target Business in which Bancorp or any of its or the Corporation’s affiliates, officers or directors has a financial interest, without the approval of a majority of the Corporation’s independent and disinterested directors and unless the Corporation obtains an opinion from an unaffiliated, independent investment banking firm that is a member of FINRA, that a business combination with such Target Business is fair to its stockholders from a financial point of view.
          (G) The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account, (ii) for the release of interest income of up to $2,000,000 to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an initial Business Combination or thereafter, including the payment of any deferred underwriting compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation (including, without limitation, for the release of an additional amount of interest income of up to $75,000 to pay costs and expenses incurred in connection with dissolution and liquidation, solely on the terms and subject to the conditions set forth in the Trust Agreement) or (v) as otherwise set forth herein.
          (H) The Audit Committee of the Corporation’s Board of Directors will review and approve all payments made by the Corporation which may be released to the Corporation from the Trust Account to its officers, directors and their or the Corporation’s affiliates. Any payment which may be released to the Corporation from the Trust Account made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers or directors or any entity with which they or it are affiliated, including Bancorp, any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of an initial Business Combination; provided that the Corporation’s officers, directors and its and their affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with investigating and consummating an initial Business Combination from the amounts not held in the Trust Account and interest income of up to $2,000,000, which may be released to the Corporation from the Trust Account. Payments of an aggregate of $7,500 per month for office space, secretarial and administrative services to Bancorp and repayment of a $100,000 loan plus interest made by TBBK Acquisitions I, LLC to cover IPO-related and organizational expenses shall not be subject to the provisions of this Paragraph (H).
          (I) The members of the Audit Committee shall review the requirements of this Article Sixth at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its officers or directors included as exhibits to the Registration Statement at each quarterly meeting of the Audit

Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article Sixth or the terms and provisions of each IPO Agreement.
          (J) The Board of Directors may not in any event issue any securities convertible into Common Stock, shares of Common Stock or Preferred Stock prior to an initial Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on an initial Business Combination.
     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          (A) The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the bylaws so provide.
          (B) The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.
          (C) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
          (D) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

          (E) The term of office of directors shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or upon the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
          (F) Special meetings of the stockholders, for any purpose or purposes, may be called by a majority of the entire Board of Directors or the Chairman of the Board of Directors.
     EIGHTH:
          (A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director acting in such capacity, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
          (B) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Paragraph (D) below, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.
          (C) To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Eighth or otherwise.
          (D) If a claim for indemnification or advancement of expenses under this Article Eighth is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
          (E) The rights conferred on any Covered Person by this Article Eighth shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.
          (F) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
          (G) Any amendment or repeal of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
          (H) This Article Eighth shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
     NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.
     TENTH: Subject to the business opportunity right of first review agreement by an among the Corporation, Bancorp and certain of the Corporation’s executive officers, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply to, and the Corporation renounces its interest in, corporate opportunities offered to any director, officer to stockholder of the Corporation with respect to any fiduciary duty claims or similar claims regarding such opportunities, unless the opportunity was expressly offered to such person solely in his or her capacity as a director, officer or securityholder of the Corporation.
     ELEVENTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.
[SIGNATURE APPEARS ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on this ___ day of                     .

FINTECH ACQUISITION CORP.
By:
Name:
Title:

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